Exhibit 23.01


               We consent to the incorporation by reference in this registration statement of C-TEC Corporation on Form S-8 of our report dated February 28, 1997, except for the information presented in Note 21, for which the date is March 21, 1997, on our audits of the consolidated financial statements of C-TEC Corporation as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995, and 1994, which report is included in C-TEC Corporation's 1996 Annual Report on Form 10-K. We also consent to the reference to our Firm under the caption "Experts".



Coopers & Lybrand L.L.P.
Philadelphia, Pennsylvania
October 14, 1997